FIFTH AMENDMENT TO
COMMERCIAL LOAN AGREEMENT

	This Fifth Amendment to the Commercial Loan Agreement ("Amendment") is entered into as of this 18th day of October, 1996 by and between SUMITOMO BANK OF CALIFORNIA ("Bank") and THE TITAN CORPORATION, a Delaware Corporation ("Borrower"), with reference to the following:

RECITALS

A.	Borrower and Bank entered into that certain Commercial Loan Agreement
("Agreement") dated August 8, 1994 and subsequently amended on May 25, 1995 and December 29, 1995, May 9, 1996, and September 6, 1996 (collectively, the "Agreement").

B.	Borrower and Bank desire to amend the Agreement on the terms and conditions set forth herein.

AMENDMENT

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Bank agree as follows:

	1.	Defined Terms.  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given such terms in the Agreement.

	2.	Amendments.  This Agreement is hereby amended as follows:

		A. 6.11 Dividends/Distributions. Section 6.11 of the Agreement is hereby amended and replaced with the following:

"6.11 Dividends/Distributions. Not to declare or pay any cash dividends or cash distributions on any of its shares of capital stock, except up to $875,000 in a specific fiscal year on its preferred stock.


"BORROWER"                                                     "BANK"
THE TITAN CORPORATION                             SUMITOMO BANK OF CALIFORNIA

BY___/s/ Bernard M. Hirl_                      BY__/s/ David W. Shaw__________
Bernard M. Hirl, Sr. VP/CFO                       David W. Shaw, V.P.
(Printed Name and Title)                           (Printed Name and Title)